Exhibit 5.1

HUNTON & WILLIAMS LLP

Bank of America Plaza, Suite 4100

600 Peachtree Street, N.E.

Atlanta, Georgia 30308-2216

February 3, 2006

Board of Directors

EarthLink, Inc.

1375 Peachtree Street

Atlanta, Georgia 30309

EarthLink, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to EarthLink, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 3, 2006 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the issuance of up to 2,608,696 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to stockholders of New Edge Holding Company, a Delaware corporation (“New Edge”), in the merger contemplated by the Agreement and Plan of Merger dated as of December 12, 2005 (the “Merger Agreement”), among the Company, New Edge and New Edge Merger Corporation, a Delaware corporation (“MergerCo”) and wholly owned subsidiary of the Company, pursuant to which MergerCo will merge with and into New Edge (the “Merger”), as described in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of the Registration Statement and such documents and records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below.  In giving this opinion, we are assuming the authenticity of instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, the genuineness of all signatures, and that before the issuance of any Shares all conditions to the completion of the Merger set forth in the Merger Agreement shall have been satisfied or waived.

Based upon and subject to the foregoing, we are of the opinion that:

1.               The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.               The Shares, when issued, delivered and sold in the manner described in the Registration Statement and the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Hunton & Williams LLP

Hunton & Williams LLP